Exhibit 10.26

EMPLOYMENT AGREEMENT

DATE:	August 9, 2004

PARTIES:	eCollege.com, Inc., a Delaware corporation	(the “Company”)

	Marguerite M. Elias, a resident of Illinois	(the “Employee”)

RECITAL:

The Company is engaged in the business of providing value added information services to the post-secondary and related education markets.  The Company desires to employ and retain the unique experience, abilities, and services of the Employee as the Company’s Senior Vice President and General Counsel and the Employee desires to hold such positions under the terms and conditions of this Employment Agreement (the “Agreement”).

AGREEMENT:

The parties agree as follows:

1.                                       EMPLOYMENT

(a)                                  Duties.  The Company shall employ the Employee as Senior Vice President and General Counsel and the Employee accepts employment with the Company on the terms and conditions set forth in this Agreement.  The Employee agrees to devote her full time and attention (reasonable periods of illness excepted) to the performance of her duties under this Agreement.  In general, such duties shall consist of the duties and responsibilities described on Schedule A to this Agreement and such other duties as the Board of Directors of the Company (the “Board”) may determine so long as such duties are not materially inconsistent for a similarly situated executive of a public company.  In performing such duties, the Employee shall be subject to the direction and control of the Chief Executive Officer of the Company (the “CEO”).  The Employee further agrees that in all aspects of such employment, the Employee shall comply with the reasonable policies, standards, and regulations of the Company established from time to time of which the Employee is or should be aware, and shall perform her duties in good faith with due care and in the best interests of the Company.  The devotion of reasonable periods of time by the Employee for personal investment, outside business or charitable activities shall not be deemed a breach of this Agreement, provided that such activities are approved by the Board in writing (for the purposes of this paragraph, the term “personal investment, outside business or charitable activities” shall not include passive investment by the Employee of her personal assets which investment shall be deemed not a breach of this Agreement provided such investment does not violate Section 2 hereof).  Notwithstanding the foregoing, the Employee shall be entitled to engage in and continue the activities set forth in Schedule B of this Agreement; provided that the Board may review such activities on an annual basis and if the Board determines that such activities are interfering with the performance of her duties hereunder and so notifies the Employee in writing, the Employee shall terminate such activities within 60 days of such notice.

(b)                                 Term.  Employment of the Employee as Senior Vice President and General Counsel began on July 12, 2004 (the “Commencement Date”) and shall end on the date of termination pursuant to Section 5 of the Agreement.

2.                                       RESTRICTIVE COVENANTS; CONFIDENTIALITY

(a)                                  Noncompetition; Nondisclosure; Inventions.  In consideration for the compensation and benefits to be provided hereunder, including the severance arrangements set forth in Sections 5 and 6 hereof, and in consideration of the Employee’s exposure to the Company’s confidential and proprietary information, the Employee covenants to the following:

(1)                                  Noncompetition and Nonsolicitation.  During the term of this Agreement and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, within any locality or region of the United States, Canada or any other country in which the Company had operations or conducted business at the time of the termination of this Agreement, directly or indirectly: (1) (A) own directly or beneficially (as a proprietor, partner, stockholder, or otherwise) an equity or debt interest of five percent (5%) or more in; or (B) participate (as an officer, director, or in any other capacity) in the management, operation, or control of; or (C) perform services as or act in the capacity of an employee, independent contractor, consultant, lender, principal or agent of any division or business unit of an enterprise, to the extent that such division or business unit is engaged, directly or indirectly, or any company or other entity engaged primarily, in the provision of value added information services to the post-secondary and related education markets that are competitive with the services provided by the Company or such other business activity that the Company is engaged in on the date of termination, except with the prior written consent of the Board; or, (2) contact, solicit or direct or influence any person, firm, or corporation to contact or solicit, any of the Company’s customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as, or similar to, the provision of value added information services to the post-secondary and related education markets or other products and services provided by the Company to its customers during the term of the Employee’s employment hereunder.

The Employee expressly agrees that this noncompete provision is necessary to protect the Company’s trade secrets and business and is further justified by virtue of the fact that the Employee is a senior executive officer of the Company.  The Employee further acknowledges and agrees that the restrictions set forth in this section of the Agreement are reasonable and necessary to protect the interest of the Company.  For purposes of this Section 2(a), the term Company includes all of its subsidiaries and affiliates and the activities listed in Schedule B of this Agreement are deemed not to be competitive with the Company, unless the Board provides written notice to the Employee that such activities have become competitive with the Company in which case the Employee shall terminate such activities within 60 days of such notice.

In addition, during the term of the Employee’s employment hereunder and for a period of twelve (12) months after the termination of this Agreement, the Employee will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, whose relationship with the Company is not then a matter of public record or public knowledge (other than as a result of unauthorized disclosure by the Employee), to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, other than pursuant to court order or government inquiry; provided, the Employee must give the Company written notice of the court order or inquiry at least 15 days prior to the disclosure, or, if later, immediately upon the Employee’s learning of the court order or government inquiry.  Moreover, the Employee will not solicit, directly or indirectly, or accept if offered to him, with or without solicitation, on her own behalf or on behalf of any other person, the services of any person who is an employee of the Company during the six month period prior to the termination of the Employee’s employment with the Company, nor, directly or indirectly, solicit any of the Company’s employees to terminate employment with the Company, nor directly or indirectly agree to hire any employee of the Company to provide service for himself or any company, individual or other entity; provided that the foregoing shall not prohibit the Employee from soliciting or hiring any such employee after the date on which such person’s employment with the Company was terminated by the Company.

(2)                                  Confidentiality.  The Employee acknowledges and agrees that all product specifications, product planning information, lists of the Company’s customers and suppliers, business brokers, marketing plans, financial information, and other Company data related to its business (“Confidential Information”) are valuable assets of the Company.  Except as necessary in connection with the Employee’s performance of her duties hereunder, the Employee shall not, directly or indirectly, during or after her employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of the Employee or any other person, except with the prior written consent of the Board; provided, however, that the foregoing restriction on Confidential Information shall not apply to information that is (1) information that the Employee knew before the commencement of her employment with the Company, (2) information that becomes a matter of public record or public knowledge other than as a result of unauthorized disclosure by the Employee, or (3) is disclosed by the Employee pursuant to court order or government inquiry, so long as the Employee gives the Company written notice of the court order or inquiry at least 15 days prior to the disclosure, or, if later, immediately upon the Employee’s learning of the court order or government inquiry.

(3)                                  Ideas, Inventions.  The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by the Employee, alone or with others, during the term of her employment with the Company, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects, are the sole and exclusive property of the Company.  The Employee further agrees that (1) she will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.

Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section 2(a)(3) shall not apply to any Inventions for which no equipment, supplies, facility or Confidential Information of the Company was used and which were developed entirely on the Employee’s own personal time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Employee for the Company.

(b)                                 Nondisparagement.  During the term of the Employee’s employment with the Company and for a period of two years thereafter, the parties shall not make any statements concerning the other party that would tend to diminish the esteem, respect, good will, or confidence in which that party is held by members of the community in which that party, or its officers, directors and employees, conduct their business affairs or that would provoke adverse or derogatory feelings or opinions in such members of those communities as to that party; provided, however, that this Section 2(b) shall not preclude either party from responding to a court order or government inquiry so long as the responding party has given the other party written notice of such court order or government inquiry at least 15 days prior to the disclosure, or, if later, immediately upon the party’s learning of the court order or government inquiry.

(c)                                  Return of Documents and Computer Data.  The Employee acknowledges and agrees that all originals and copies of all computer data, records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company (without any copies being maintained by Employee other than copies of her address book, calendar (each whether paper or electronic) and other personal information) upon the termination of employment with the Company or earlier upon the written request of the Company.

(d)                                 Injunction.  The Employee and the Company agree that the services to be rendered by her to the Company and the Confidential Information to which she has access are of a special and unique character, the loss of which would result in damages which would be difficult to measure from any breach by the Employee or the Company of Section 2(a) or 2(b) and that monetary damages would be an inadequate remedy for any such breach which may cause the Company irreparable injury. Accordingly, the Employee and Company agrees that if the Employee or Company shall breach or take steps preliminary to breaching Section 2(a) or 2(b), the Employee or Company, as appropriate, shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Employee or Company, or without posting of any bond or security.

(e)                                  No Release.  The Employee agrees that the termination of employment with the Company shall not release the Employee from any obligations set forth herein pursuant to Section 2(a), 2(b) or 2(c) or the Company from any obligations set forth herein pursuant to Section 2(b), Section 5 or Section 6.

(f)                                    Enforceability.  If any one or more of the provisions contained in Section 2 of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

3.                                       COMPENSATION

(a)                                  Base Compensation; Bonus Compensation.  In consideration of all services to be rendered by the Employee to the Company and the other terms and conditions of this Agreement, the Company shall pay to the Employee base and bonus compensation as described on Schedule A of this Agreement.

(b)                                 Other Benefits.  The Employee has been provided with a brochure that provides a brief, general description of the Company’s benefit programs.  The Employee agrees and acknowledges that the benefits provided by the Company may be changed or amended from time to time, and at any time, at the sole discretion of the Company.  The Employee shall be entitled to not less than four weeks vacation each year which shall not accrue from year to year.  The Employee shall be allowed to participate in any hospitalization, health and disability insurance plans, other health programs, pension and profit sharing plans and other similar benefit programs maintained by the Company for the benefit of its employees and any bonus plans, equity incentive plans and other benefit programs generally available to senior executive officers of the Company.

4.                                       COMPANY POLICIES

(a)                                  General Policy Descriptions.  The Employee has been provided with the eCollege.com Employee Benefits Summary, which includes descriptions of Medical Insurance and Prescription Card, Dental Insurance, Flexible Reimbursement Program, Personal Days, Paid Holidays, Direct Deposit, Bonus Programs, Employee Referral Program and Smoke Free Work Environment as of March 31, 1999.  Additional policies and standards of the Company will be provided to the Employee from time to time during the Employee’s employment.

(b)                                 Changes to Company Policies.  The Employee agrees and acknowledges that the Company’s policies may be created, eliminated, changed or amended from time to time, and at any time, at the sole discretion of the Company.

5.                                       TERMINATION

(a)                                  At-Will Employment.  The Employee agrees and acknowledges that, just as she has the right to terminate her employment with the Company at any time for any reason, the Company has the same right, and may terminate her employment with the Company at any time for any reason.

(b)                                 Termination without Cause; Termination For Good Reason.  Subject to Section 6(b) below, upon termination of the Employee’s employment with the Company by the Company without Cause (as defined in Section 5(f) below) or by the Employee for Good Reason (as defined in Section 5(f) below), other than as a result of death or Disability, the Company shall pay to or provide the Employee the following: (1) any unpaid base salary the Employee has earned through the date of termination, (2) any unpaid annual bonus that the Employee has earned with respect to a year ending prior to such termination, (3) 12 months of the Employee’s then current base salary paid on the Company’s normal payroll dates, (4) the pro-rated portion (based on the number of days in the year completed through the date of termination) of the Employee’s target bonus for the year of termination (paid on the normal date for the payment of the bonus), such amount to be paid only if the Employee has met her pro-rated objective performance targets through the date of termination, (5) an amount equal to the Employee’s target bonus for the year of termination, (6) the costs of COBRA continuation coverage for the Employee and her dependents from the date the Employee’s employment terminates through the earlier of (A) the first anniversary of such termination and (B) the date on which the Employee becomes entitled to health coverage of a similar type from another employer, plus/less (7) any positive/negative accrued vacation days.  In addition to the foregoing, upon a termination of the Employee’s employment described in this Section 5(b), any stock options, stock appreciation rights, performance shares, restricted stock, share rights and all other similar types of equity incentives held by the Employee immediately prior to the termination of the Employee’s employment that, but for the termination of the Employee’s employment, would have become vested and, if applicable, exercisable by the first anniversary of the date of her termination of employment, will become immediately vested and, if applicable, exercisable.  No amount shall be payable and no benefits shall be provided pursuant to this Section 5(b) until the Employee has executed a release and waiver agreement (substantially in the form attached hereto as Schedule C) releasing and waiving any claims against the Company and in which the Company releases and waives claims against the Employee and if the Employee is serving as a Director of the Company a valid and effective resignation from the Board unless the Employee beneficially owns, directly or indirectly, 5% or more of the Company’s Common Stock.

(c)                                  Termination for Cause.  Upon termination of the Employee’s employment with the Company by the Company for Cause, the Company shall pay to the Employee any unpaid base salary the Employee has earned through the date of termination and no more.  No amount shall be payable and no benefits shall be provided pursuant to this Section 5(c) until the Employee has executed a release and waiver agreement (substantially in the form attached hereto as Schedule C) releasing and waiving any claims against the Company and in which the Company releases and waives claims against the Employee and if the Employee is serving as a Director of the Company a valid and effective resignation from the Board.

(d)                                 Termination as a Result of Death or Disability.  Upon termination of the Employee’s employment by the Company as a result of death or Disability, the Company shall pay to the Employee the following:  (1) any unpaid base salary the Employee has earned through the date of termination, (2) any unpaid annual bonus that the Employee has earned with respect to a year ending prior to such termination, and (3) 12 months of the Employee’s then current base salary paid on the Company’s normal payroll dates, less in the case of termination as a result of Disability any amounts paid to Employee as a result of disability insurance policies maintained by the Company.

(e)                                  Termination by Employee Without Good Reason.  Upon termination of the Employee’s employment with the Company by Employee without Good Reason, the Company shall pay to the Employee the following: (1) any unpaid base salary the Employee has earned through the date of termination and (2) any unpaid annual bonus that the Employee has earned with respect to a year ending prior to such termination.  No amount shall be payable and no benefits shall be provided pursuant to this Section 5(e) until the Employee (or her representative) has executed a release and waiver agreement (substantially in the form attached hereto as Schedule C) releasing and waiving any claims against the Company and in which the Company releases and waives claims against the Employee and if the Employee is serving as a Director of the Company a valid and effective resignation from the Board unless the Employee beneficially owns, directly or indirectly, 5% or more of the Company’s Common Stock.

(f)                                    Definitions.

(1)                                  Cause.  For purposes of this Agreement, “Cause” shall mean the Employee’s:

(A)                              willful failure or refusal to comply, in a material manner, with the reasonable policies, standards, and regulations of the Company following written notice of breach and a reasonable opportunity to cure; or

(B)                                engaging in fraud;

(C)                                engaging in dishonesty that results in a demonstrable material harm to the Company; or

(D)                               engaging in any act of misconduct in the performance of her duties on behalf of the Company that results in material harm to the Company; or

(E)                                 failure to perform any material provision of this Agreement to be performed by the Employee or breach by the Employee of this Agreement, provided however, that if such failure or breach can be cured, the Employee will receive written notice of such failure or breach and a reasonable opportunity to cure such breach;

provided, however, that Cause shall in no event be deemed to exist except upon a finding reflected in a resolution of the Board approved by at least 50% of the members of the Board, whose finding shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement, at a meeting of which the Employee shall have been given proper notice and at which the Employee (and her counsel) shall have a reasonable opportunity to be heard.

(2)                                  Disability.  For purposes of this Agreement, Disability means the Employee’s incapacity due to physical or mental illness as determined for purposes of the Company’s long-term disability insurance plans.

(3)                                  Good Reason.  For purposes of this Agreement, the Employee will have Good Reason to terminate her employment with the Company if one or more of the following occurs without her prior written consent:

(A)                              The material breach of this Agreement by the Company; or

(B)                                A material lessening of the Employee’s role, duties or status with the Company, including without limitation a requirement that the Employee report to anyone other than the Company’s President, the CEO or the Board; or

(C)                                The requirement that the Employee’s principal office be other than in the Chicago, Illinois metropolitan area; or

(D)                               The assignment to the Employee of duties materially inconsistent with her position.

provided, however, that (i) the Employee must deliver written notice of her intention to terminate her employment for Good Reason, specifying the event or condition giving rise to Good Reason, to the Company within 45 days after the Employee first becomes aware of the event or condition in order for the Employee’s resignation with Good Reason to be effective hereunder and (ii) no event or condition described above shall constitute Good Reason if the Company cures the event or condition within a reasonable period after written notice thereof to the Company; and (iii) the Company shall only be permitted the opportunity to cure one time during each three-year term of the Employee’s employment hereunder.

6.                                       CHANGE IN CONTROL EVENT; HOSTILE TAKE-OVER.

(a)                                  Equity Compensation.  If a Change in Control Event (as defined in the Company’s 1997 Stock Option Plan, as amended April 13, 1999) occurs, then, immediately prior to and contingent upon the Change in Control Event, (1) all presently outstanding stock options, stock appreciation rights, performance shares, share rights and all other similar types of equity incentives held by the Employee immediately prior to the date of the Change in Control Event will become fully vested and, if applicable, exercisable, and (2) all restrictions on restricted stock presently held by the Employee immediately prior to the date of the Change in Control Event will lapse.

(b)                                 Termination Following Change in Control.  If, within the two-year period following a Change in Control Event, the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, then the amounts and benefits payable pursuant to Section 5(a) above shall be paid to the Employee in a lump sum within 5 days of the termination of the Employee’s employment with the Company; provided, that no amount shall be payable and no benefits shall be provided pursuant to this Section 6(b) until the Employee has executed a release and waiver agreement (substantially in the form attached hereto as Schedule B) releasing and waiving any claims against the Company and in which the Company releases and waives claims against the Employee.

(c)                                  Hostile Take-Over.  Notwithstanding any other provision of this Agreement, any termination by the Employee of her employment with the Company, for any reason or no reason, during the 30-day period immediately following the 180th day after the completion of the Hostile Take-Over (as defined in the Company’s 1999 Stock Incentive Plan, as amended through July 1, 2002) shall be treated for purposes of this Agreement as a termination for Good Reason.

(d)                                 Parachute Payments.

(1)                                  In General.  The payments under Section 6 of this Agreement will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Employee) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Employee to a Parachute Excise Tax (as defined below).

(2)                                  Additional Payment.  If payment of Total Payments (as defined below) result in the imposition of a Parachute Excise Tax, the Employee will be entitled to an additional payment in an amount such that, after the payment of all federal and state income, employment and excise taxes on both the Total Payments and the additional payment made pursuant to this Section 6(d)(2), the Employee will be in the same after-tax position as if no Parachute Excise Tax had been imposed.

(3)                                  Payment Determination and Adjustments.  The determination of the amount of the Total Payments and whether and to what extent payments under Section 6(d)(2) are required to be made will be made at the Company’s expense by the Company’s independent auditor.  In the event of any underpayment or overpayment to the Employee (determined after the application of this Section 6(d), the amount of such underpayment or overpayment will be immediately paid by the Company to the Employee or refunded by the Employee to the Company.

(e)                                  Enforcement Expenses.  The Company shall pay the Employee on demand the amount necessary to reimburse the Employee 50% of all expenses (including 50% of all reasonable attorneys’ fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Section 6 following a Change of Control Event; provided, however, that the Company will reimburse the Employee for the remaining 50% of such expenses if the Employee prevails on any material issue in her attempt to enforce those obligations.

7.                                       REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

(a)                                  No Other Employment Agreements.  The Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which the Employee is subject, which prevents the Employee from entering into this Agreement or from performing fully the Employee’s duties under this Agreement.

(b)                                 Special Needs. There are no special accommodations required to be made by Company for the Employee to perform her duties and responsibilities.

8.                                       MISCELLANEOUS PROVISIONS

(a)                                  Indemnification.  During the Employee’s employment hereunder and thereafter, the Company agrees to indemnify the Employee against all claims arising out of actions or omissions during the Employee’s service to the Company, to the same extent and on the same terms and conditions provided for in Section 6 of the Company’s Amended and Restated Bylaws as in effect on the Commencement Date.  The Company agrees it will use its best effort to continue to maintain directors’ and officers’ liability insurance at the same levels of coverage as exist on the Commencement Date during the term of this Agreement.

(b)                                 Notices. Any notice, election, waiver, consent, acceptance or other communication required or permitted to be given under this Agreement shall be in writing and shall be hand delivered, transmitted via fax, by e-mail or sent via nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery, addressed to the parties as follows:

If to Company:

eCollege

eCollege Building

Attn:                    President

4900 South Monaco Street

Denver, Colorado 80237

Fax:                           1-303-873-3849

If to the Employee:

Marguerite M. Elias

957 W. Belden Ave.

Chicago, IL 60614

Copy to:

Nancy O. Ryan

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Fax: 215-981-4750

Any notice or other communication shall be deemed to be given at the date the notice is hand delivered to the individual, the date the notice is sent via fax, or the date following the date of deposit with any nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery to the addresses The addresses to which notices or other communications shall be sent may be changed from time to time by giving written notice to the other party as provided in this Paragraph.

(c)                                  Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

(d)                                 Entire Agreement. This Agreement (including the schedules) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.  The Employee represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

(e)                                  Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same Instrument. Fax signatures shall have the same effect as an original signature.

(f)                                    Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired; provided, however, that the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for each invalid provision or unenforceable provision in light of the tenor of this Agreement and, upon so agreeing, shall incorporate such substitute provision Into this Agreement.

(g)                                 Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

(h)                                 Further Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

(i)                                     No Third-Party Beneficiaries.. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any right or remedy of any nature whatsoever.

(j)                                     Expenses.  The Company will pay (or reimburse the Employee for) the reasonable legal fees and expenses incurred by her in connection with the negotiation and documentation of this Agreement up to a maximum of $5,000.

(k)                                  Exhibits. The exhibits and schedules referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement

(l)                                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Delaware; without regard to the principles of conflicts of law thereof.

(m)                               Waiver of Jury Trial.  As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

(n)                                 Withholding.  All payments to the Employee under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

eCollege.com, Inc.

By:	/s/ Oakleigh Thorne
Oakleigh Thorne, Chief Executive Officer

/s/ Marguerite M. Elias
Marguerite M. Elias

SCHEDULE A

COMPENSATION AND DUTIES

1.                                       BASE SALARY. For the period beginning on the Commencement Date through July 11, 2005, the base salary payable to the Employee shall be at the rate of $220,000 per year, payable on the Company’s normal payroll dates.

2.                                       BASE SALARY ADJUSTMENT.  The Employee’s base salary for periods after July 11, 2005 shall be at the rate as set by the Board of the Company, at the recommendation of the CEO and the Compensation Committee, payable on the Company’s normal payroll dates.  Salary adjustments will include, at a minimum, any cost of living increase to the extent provided generally to all members of the Management Committee.  Base salary will not be adjusted downward unless the Employee consents in advance in writing to such adjustment.

3.                                       BONUS/OTHER COMPENSATION.  The Employee’s annual target bonus for each year of the term of this Agreement, pursuant to the eCollege 2004 Annual Corporate Incentive Plan, is 35% of her base salary, subject to the Company’s achieving the criteria set forth in that Plan or as may be approved by the Compensation Committee for years after 2004; provided, however, that with respect to 2004, the Employee’s annual bonus will be pro-rated for portion of year actually worked, with a guaranteed minimum bonus for 2004 of $38,500.  The bonus will be paid within 30 days following the annual audit of the Company’s financial records.  Subject to the foregoing, in any year in which the Employee is not employed by the Company for the entire year, the bonus will be prorated according to the number of days in the year that the Employee was employed by the Company.

4.                                       LONG TERM INCENTIVE COMPENSATION.  The Employee understands that the Company is currently structuring a new long-term equity incentive plan, the 2004 Performance Equity Plan, which is expected to be in place in August, 2004.  The Company agrees that for the year 2004 the Employee will receive 4% of the pool to be established under the plan, the form of which will be determined by the Compensation Committee of the Board, and any future long-term equity incentive compensation will be determined by the Compensation Committee.

5.                                       EXPENSES.  The Company shall reimburse the Employee for all necessary and reasonable travel and other business expenses incurred by the Employee in the performance of her duties hereunder in accordance with the normal expense reimbursement policies of the Company as may be adopted generally from time to time for executive officers.

6.                                       DUTIES AND JOB DESCRIPTION. As Senior Vice President and General Counsel, the Employee’s duties shall include oversight of all legal affairs and human resource matters for the Company.  The Employee shall also serve as the Company’s Secretary.

A-1

SCHEDULE B

PERMITTED OUTSIDE ACTIVITIES

Volunteer Activities with and on behalf of Playing 2 Win 4 Life, a foundation for ALS.

B-1

SCHEDULE C

THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Mutual Release”) is made as of the          day of            ,           by and between [Executive] (“Executive”) and eCOLLEGE.COM, INC. (the “Company”).

WHEREAS, Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section[s] [5] [and] [6] of the Employment Agreement by and between the Company and Executive dated June      , 2004 (the “Employment Agreement”), the Company has agreed to pay Executive certain amounts and to provide her with certain rights and benefits, subject to the execution of this Mutual Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.                                Consideration.  Executive acknowledges that: (i) the payments, rights and benefits set forth in Section[s] [5] [and] [6] of the Employment Agreement constitute full settlement of all her rights under the Employment Agreement, (ii) she has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Mutual Release, the Company does not and will not have any other liability or obligation to Executive.  Executive further acknowledges that, in the absence of her execution of this Mutual Release, the benefits and payments specified in Section[s] [5] [and] [6] of the Employment Agreement would not otherwise be due to Executive.

SECTION 2.                                Mutual Release and Covenant Not to Sue.

2.1.                              The Company (including for purposes of this Section 2.1, its parents, affiliates and subsidiaries) hereby fully and forever releases and discharges Executive (and her heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Company (including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Mutual Release, out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.                              Executive expressly represents that she has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2.2, its parents, affiliates and subsidiaries) and that she has not assigned any claim against the Company or any affiliate to any other person or entity.  The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity.  Both Executive and the Company further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive’s employment by the Company or the termination of that employment.  This Mutual Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.                              The foregoing will not be deemed to release the Executive or the Company from (a) claims solely to enforce this Mutual Release, (b) claims solely to enforce Sections 2, 5 or 6 of the Employment Agreement, or (c) claims solely to enforce the terms of any equity incentive award agreement or arrangement between the Executive and the Company, including without limitation any awards to the Executive under the Company’s 2004 Performance Equity Plan, or (d) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and Executive or under any similar agreement.

SECTION 3.                                Restrictive Covenants.  Executive and the Company acknowledges that restrictive covenants contained in Section 2 of the Employment Agreement will survive the termination of her employment.  Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that she received adequate consideration in exchange for agreeing to those restrictions and that she will abide by those restrictions.

SECTION 6.                                Rescission Right.  Executive expressly acknowledges and recites that (a) she has read and understands the terms of this Mutual Release in its entirety, (b) she has entered into this Mutual Release knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Mutual Release before signing it; (d) she was provided twenty-one (21) calendar days after receipt of the Mutual Release to consider its terms before signing it; and (e) she is provided seven (7) calendar days from the date of signing to terminate and revoke this Mutual Release, in which case this Mutual Release shall be unenforceable, null and void.  Executive may revoke this Mutual Release during those seven (7) days by providing written notice of revocation to the Company.

SECTION 8.                                Miscellaneous.

8.1                                 Successors and Assigns.  This Mutual Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs.  Executive not may make any assignment of this Mutual Release or any interest herein, by operation of law or otherwise.  The Company may assign this Mutual Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.2                                 Severability.  Whenever possible, each provision of this Mutual Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Mutual Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Mutual Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.3                                 Entire Agreement; Amendments.  Except as otherwise provided herein, this Mutual Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof.  This Mutual Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6                                 Governing Law.  This Mutual Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.

8.7                                 Counterparts and Facsimiles.  This Mutual Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Mutual Release to be executed by its duly authorized officer, and Executive has executed this Mutual Release, in each case as of the date first above written.

eCOLLEGE.COM, INC.

By:
Name & Title:

[EXECUTIVE]